Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Checkmate Pharmaceuticals, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated May 13, 2020 contains an explanatory paragraph that states that the Company has incurred recurring losses and negative cash flows from operations which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Boston, Massachusetts

July 17, 2020